Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 21, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of U.S. Silica Holdings, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of U.S. Silica Holdings, Inc. and subsidiaries on Form S-3 (File Nos. 333-210238 and 333-213870) and Form S-8 (File Nos. 333-179480 and 333-204062).

/s/ Grant Thornton LLP

Baltimore, Maryland
February 21, 2018